CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated July 30, 2004 on the financial statements of The Olstein Financial Alert Fund as of June 30, 2004, in the Registration Statement (Form N-1A) of The Olstein Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act of 1933 (File No. 033-91770) and in this Amendment No. 16 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-9038).

ERNST & YOUNG LLP

Chicago, Illinois
October 27, 2004